Exhibit 10.4

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Third Amended and Restated Employment Agreement (the “Agreement”), is executed this 17 day of June, 2026 (the “Execution Date”) with effect as of the 28th day of September, 2025 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”), and John H. Tyson (hereinafter referred to as “you”).
WITNESSETH:
WHEREAS, Tyson and you have previously entered into that certain Second Amended and Restated Employment Agreement dated as of November 9, 2017 (the “Prior Agreement”) whereby you agreed to provide certain services to Tyson; and
WHEREAS, you and Tyson desire to amend and restate the Prior Agreement in its entirety with this Agreement; and
WHEREAS, you have agreed to remain employed by Tyson and devote your services for the Period of Employment (as defined below) to advance Tyson’s and its stakeholders’ best interests consistent with the terms and conditions set forth herein;
WHEREAS, Tyson is engaged in a very competitive business, where the development and retention of extensive confidential information, trade secrets and proprietary information as well as customer relationships and goodwill are critical to future business success; and
WHEREAS, by virtue of your employment with Tyson, you have been and continue to be involved in the development of, and have had and will continue to have access to, Tyson’s confidential information, trade secrets and proprietary information, and, if such information were to get into the hands of competitors of Tyson, it could do substantial business harm to Tyson; and
WHEREAS, you will not continue to be provided with or given access to Tyson’s customers and goodwill or Tyson’s confidential information, trade secrets and proprietary information unless you execute this Agreement; and
WHEREAS, Tyson has advised you that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and you acknowledge the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, are willing to commit to the restrictions set forth herein.
NOW, THEREFORE, Tyson and you hereby mutually agree as follows:

Exhibit 10.4
1.    Employment.
a.    Consideration. Subject to any termination of this Agreement and your employment with Tyson as hereinafter specifically addressed and provided under this Agreement, you and Tyson expressly agree that from and after the Effective Date, you will remain employed by, and devote your professional time and attention to, the best interests of Tyson and its stakeholders consistent with the terms of this Agreement for the Period of Employment. In consideration of the above mutual agreements and other good and valuable consideration, you and Tyson are expressly (i) committing to your employment, continued employment, and maintaining the professional relationship between you and Tyson, and (ii) agreeing that Tyson will pay and provide to you and you shall be entitled to have the opportunity to earn or receive from Tyson certain monies, benefits, severance, and stock awards all as provided under this Agreement. You acknowledge and agree that as a result of your position and employment with Tyson you will be given and have access to the trade secrets and confidential information of Tyson and its customers, suppliers, vendors or affiliates to which information you would not otherwise have such access.
b.    Duties. You hereby commit and agree to being employed, and Tyson hereby commits and agrees to continue to employ you as its Executive Chairman of the Board of Directors of Tyson (the “Executive Chairman” and the “Board,” respectively). The duties and services required to be performed by you shall be consistent with both your position and your customary duties historically performed by you, but subject to the foregoing, may also include such reasonable and additional duties as are assigned to you by the Board in its discretion from time to time. You shall report to the Board.
You agree to devote a sufficient amount of your working time, attention and energies to the business of Tyson as is necessary to permit fulfillment of your duties and responsibilities to Tyson, all in a manner consistent with your historical and past performance of your duties as assigned by the Board.
You may make and manage personal investments for yourself and your family and investments for entities you represent (provided such investments in other activities do not violate, in any material respect, the provisions of Section 6 of this Agreement), be involved in charitable, civic, educational, and professional activities, and serve on boards of not for profit and other for profit entities, provided such activities do not materially and unreasonably interfere with the performance of your duties and obligations hereunder. You agree that during your employment with Tyson, you will not, except as expressly permitted by the Governance and Nominating Committee of the Board, engage in any (i) competitive outside business activities, (ii) outside business that provides goods or services to Tyson, or (iii) outside business that buys products from Tyson. You agree that during your employment with Tyson, you will devote your reasonable efforts to the good faith performance of your duties and the advancement of Tyson and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to disclose or utilize Confidential Information (as defined in Section 6(a)), or reflect adversely on Tyson. This obligation shall include, but is not limited to, obtaining Tyson’s consent prior to performing tasks for business associates of Tyson outside of your customary duties for Tyson, giving speeches or writing articles, blogs, or posts, about Tyson’s business, or improperly using Tyson’s name in each case in a manner that reflects unfavorably upon Tyson. You further agree that other than the Tyson Limited Partnership, a Delaware limited partnership of which you are a general partner, or any other use of your individual name, the name or names of one or more Tyson family members, or your or their respective nicknames, initials, identities or related references, you will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of “Tyson Foods” or the name of any affiliate of Tyson or any other name under which any such entities do business, except with the consent of the Board which consent shall not be unreasonably withheld.

Exhibit 10.4
c.    Term of Employment. This Agreement shall govern the terms of your employment with Tyson from the Effective Date through the earlier of (i) September 30, 2029 or (ii) your termination of employment pursuant to Section 3 (such period, the “Initial Term”). Subject to the foregoing, commencing on October 1, 2029 and continuing on each subsequent three (3) year anniversary of such date (i.e., October 1 of each of 2032, 2035, etc.), this Agreement and your employment with Tyson hereunder shall automatically renew and extend for additional and successive periods of three (3) years (each such additional three-year period, respectively an “Extension Term”) unless (i) either party provides written notice of non-renewal (a “Non-Renewal Notice”) to the other party not less than ninety (90) days prior to the expiration of the then current Initial Term or Extension Term, as applicable, or (ii) your employment is terminated by reason of your death or Disability under Section 3(a) or 3(b) hereof or (iii) you terminate your employment with Tyson pursuant to Sections 3(c) or 3(d) hereof or (iv) Tyson terminates your employment with it pursuant to Sections 3(e) or 3(f) hereof. The Initial Term and all Extension Terms during all or any part of which this Agreement and your employment with Tyson remains in effect shall be referred to herein as the “Period of Employment.” For all purposes of this Agreement, the expiration of the then current Period of Employment occurring by reason of either your providing Tyson with your Non-Renewal Notice or Tyson providing you with its Non-Renewal Notice in either case under this Section 1(c)(i) of this Agreement and the resulting termination of this Agreement and your employment with Tyson by reason thereof shall constitute and be referred to as an “Expiry Termination” under this Agreement.
2.    Compensation.
a.    Compensation and Benefits for Services. You shall receive all regular compensation for services as described in this Section 2 and the benefits provided under Section 4 and Section 5 in exchange for signing this Agreement, for committing to continued service during the Period of Employment, and for agreeing to abide and be bound by the terms, provisions and restrictions of Sections 1(b) and 6. You understand and acknowledge that you have been properly and timely informed of the type, amount and terms of such consideration and that you would not be entitled to such consideration, and that such consideration would not be paid, if you did not execute and agree to be bound by the provisions of this Agreement.
b.    Base Salary. For the services to be performed hereunder during the Period of Employment, Tyson shall pay you at a base salary of $3,500,000 per annum (the “Base Salary”), which may be increased by Tyson from time to time at the discretion of the Compensation and Leadership Development Committee of the Board (the “CLDC”). The Base Salary shall be paid in accordance with Tyson’s payroll practice, but in no event less frequently than monthly, and shall be pro-rated for any partial payroll period occurring during the Period of Employment.

Exhibit 10.4
c.    Performance Incentive Eligibility. For each Tyson fiscal year beginning during the Period of Employment (each respectively, a “Bonus Year” and, for clarity, including without limit, such fiscal year starting September 28, 2025), you shall be entitled to have the opportunity to earn an annual incentive plan bonus (an “AIP Bonus”), payable in cash, with a target AIP Bonus opportunity equal to 300% of your annual Base Salary as then in effect during such Bonus Year (the “Target AIP Bonus”). The actual AIP Bonus earned in respect of a given Bonus Year, if any, will be based on Tyson’s achievement of performance objectives as established by the CLDC and applied in a manner no less favorable than those extended to any other senior or comparable executive employee of Tyson (the “AIP Criteria”). Subject to the foregoing and Sections 3 and 4 of this Agreement, the AIP Bonus shall be governed by and payable in accordance with the terms of the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers, as amended from time to time, or other Tyson incentive compensation plan then in effect (as applicable, the “Governing AIP Plan”). Your Target AIP Bonus shall not serve as a limit as to the amount of the actual AIP Bonus you may earn, receive, and/or be paid for any applicable Bonus Year; it being agreed that such actual AIP Bonus may be lower than, equal to, or exceed your Target AIP Bonus, consistent with the terms of the Governing AIP Plan and the applicable AIP Criteria.
d.    Stock Grants. For each Bonus Year, you shall be entitled to have the opportunity to earn an annual long-term incentive award (the “LTI Award”) with a target grant date fair value of $6,000,000 (the “Target LTI Award”). The actual LTI Award earned, if any, in respect of a given Bonus Year will be based on Tyson’s achievement of performance objectives and conditions established and determined by the CLDC, with such performance objectives and conditions being applied in a manner no less favorable than those extended to any other senior or comparable executive employee of Tyson (the “LTI Criteria”). The LTI Award granted in respect of Tyson’s 2026 fiscal year shall encompass and be earned over an anticipated three (3) year cycle. Subject to the foregoing and Sections 3 and 4 of this Agreement, vesting and payout of each LTI Award shall occur as determined by the CLDC in conformity with the terms of the Tyson Foods, Inc. 2000 Stock Incentive Plan, as amended from time to time, or other governing Tyson stock incentive plan as then in effect (the “Stock Incentive Plan”), and the applicable award agreement(s) issued thereunder. Your Target LTI Award shall not serve as a limit as to the amount of the actual LTI Award you may earn, receive, and/or be paid for any applicable Bonus Year; it being agreed that such actual LTI Award may be lower than, equal to, or exceed your Target LTI Award, consistent with the terms of the Stock Incentive Plan and the applicable LTI Criteria.
e.    Unless otherwise determined by the CLDC to be applicable to all other senior or comparable executive employees of Tyson under the Stock Incentive Plan, one-half (1/2) of each LTI Award shall be granted in the form of performance share units (“PSUs”) and one-half (1/2) shall be granted in the form of restricted share units (“RSUs”). The amount of all PSUs earned and payable to you in accordance with the applicable agreement governing such grant shall be so payable in a cash lump sum with a value equal to the fair market value of the shares otherwise deliverable in respect of the vested PSUs on the settlement date set forth in the applicable agreement governing such grant. Fifty percent (50%) of the amount of the RSUs earned and payable to you in accordance with the applicable agreement governing such grant shall be so payable in a cash lump sum (the “Cashed RSUs”) with a value equal to the fair market value of the shares otherwise deliverable in respect of the vested RSUs on the settlement date set forth in the applicable agreement governing such grant, and the remaining fifty percent (50%) of any RSUs earned and payable to you in accordance with the applicable agreement governing such grant shall be settled in shares of Class A common stock of Tyson; provided that in the event the ratio of RSUs granted you is more than fifty percent (50%) of any particular and total LTI Award, then at your option, you may increase the amount of Cashed RSUs earned and paid to you hereunder such that you receive combined cash payments for all PSUs and RSUs being settled under such LTI Award equal to 75% of the total amount of such LTI Award with the balance of the RSUs being settled with Class A common stock of Tyson being correspondingly reduced.

Exhibit 10.4
f.    One-Time Incentive Award. In addition to the compensation described in Sections 2(b), 2(c) and 2(d) hereinabove, you shall be entitled to a one-time, lump sum cash payment of $40,000,000 (the “One-Time Incentive Award”), payable as soon as reasonably practicable following the Execution Date hereof, but in no event later than the earlier of thirty (30) days following the Execution Date or July 15, 2026. The One-Time Incentive Award is expressly consideration for the following:
i.    Your agreement to be bound by the non-competition covenants contained in Section 6 of this Agreement for the restricted period set forth therein;
ii.    Your execution of this Agreement and your continued (without voluntary resignation by you or termination for Cause by Tyson) tenure with Tyson through September 30, 2029, which amount recognizes your market opportunities, your unique skill set and the expertise that you provide to Tyson, and your individual accomplishments and capacity to achieve extraordinary results on behalf of Tyson through your leadership; and
iii.    Retroactive Base Salary and other compensation (other than AIP Bonuses and LTI Awards for the Tyson fiscal years ending October 3, 2026 and thereafter) for the period from the Effective Date through the Execution Date.
Solely in the event you (i) voluntarily resign your employment with Tyson without Good Reason or (ii) are terminated for Cause by Tyson hereunder on or prior to September 30, 2029 (a “Triggering Resignation or Termination”), then you will refund to Tyson a portion of the One-Time Incentive Award, which portion shall be calculated by multiplying (i) one-half (1/2) of the total amount of the One-Time Incentive Award (i.e., $20,000,000) by (ii) a fraction, the numerator of which is the number of days between the Termination Date of your Triggering Resignation or Termination and September 29, 2029, and the denominator of which is 1,460. For purposes of clarification, (a) one-half (1/2) of the total amount of One-Time Incentive Award (i.e., $20,000,000) shall be and is fully earned by you upon your execution of this Agreement and shall not be subject to your obligation to refund all or any portion thereof to Tyson under this Paragraph and (b) the provisions of this Paragraph shall not apply and you shall not be obligated to refund any portion of the One-Time Incentive Award to Tyson hereunder in the event your employment with Tyson is terminated other than for Cause, whether such termination is initiated by you with Good Reason or Tyson other than for Cause and whether for or as a result of any reason, event or circumstance whatsoever, other than a Triggering Resignation or Termination; it being more specifically agreed that the provisions of this Paragraph shall not apply in the event of any one or more of (V) your voluntary resignation without Good Reason on or after October 1, 2029, (W) your voluntary resignation for Good Reason at any time (whether before, on or after September 30, 2029), (X) any notice being given by either you or Tyson to the other of an Expiry Termination (whensoever such notice is given) and the occurrence thereafter of such Expiry Termination, (Y) Tyson’s termination of your employment other than for Cause, or (Z) your death or your Disability. Tyson will make any determinations for clawback or recovery in its sole discretion and in accordance with applicable law or regulation and you shall refund that applicable amount required hereunder within ninety (90) days following the later of the Termination Date of your Triggering Resignation or Termination or the date Tyson makes written demand for such refund payment required hereunder.

Exhibit 10.4
g.    Benefit Plans, Vacation and Reimbursement Programs. You shall be entitled to participate in any benefit plans, including without limitation any employee pension and welfare benefit programs, of Tyson as adopted or amended from time to time on terms and in amounts commensurate with those provided to other comparable or senior executive employees of Tyson. You shall be entitled to continued payment of your current, annual benefits under the terms of the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (“SERP”) in the amount of $175,195.70 before required tax withholdings. You will further be entitled to annual paid vacation and leave time in accordance with Tyson’s applicable vacation and leave time policies as in effect from time to time. Tyson will pay or reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services to Tyson, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
h.    Review. Your Base Salary, performance incentive compensation (including the AIP Bonus), stock grant levels (including with respect to the LTI Award), and plan participation will be subject to review annually (or from time to time at Tyson’s discretion more frequently), when compensation of other comparable executive officers of Tyson is reviewed for consideration of adjustments thereof.
i.    Perquisites. During the Period of Employment, Tyson shall pay to or reimburse you for or otherwise provide you with the following perquisites:
i.    Tyson shall make available to you the use of Tyson-owned assets, including entertainment assets, and the use of Tyson aircraft for an unlimited number of hours for flights on which you are a passenger (whether alone or with others) and up to 300 hours annually on flights on which you are not a passenger but which occur at your discretion for and with other passengers, all in a manner consistent with Tyson’s then-existing policies, including the Global Executive Protection Procedure, the Aviation Policy, and the Executive Aviation Use Procedure; provided that your personal use of Tyson-owned assets shall not interfere with Tyson’s business use of such assets. If less than all of such 300 aircraft hours are used in a given year, those unused hours will carry over and may be used in future years during the Period of Employment. As part of any such personal use of Tyson aircraft, you may designate such number of additional passengers on such aircraft as seating permits, and you need not be one of the passengers;
ii.    Tyson shall arrange for secure access to Tyson’s computer system from your home office as necessary for you to perform your duties from time to time, and pay all reasonable expenses associated therewith;
iii.    Tyson shall provide you with reasonable access to and use of its security personnel consistent with past practice and with any and all applicable Tyson security policies as in effect from time to time. If, in addition to the security services required by any applicable Tyson security policy, you request additional security services when reasonably warranted for personal activity, including, without limit, travel (and more particularly, international travel), Tyson shall arrange for or reimburse you for such reasonable and mutually agreed upon services based on your position and profile, up to $150,000 annually;
iv.    Tyson shall reimburse you for the annual premium payment on that certain existing $7,500,000 life insurance policy on your life consistent with past practice. If during the Period of Employment you choose to replace the existing policy with a different life insurance policy, Tyson’s obligation to reimburse you for the annual premium will not exceed the amount paid to you for the last year under the existing policy. Tyson has no interest in any such policy nor the proceeds payable under any such policy;

Exhibit 10.4
v.    Tyson will reimburse you for all legal fees and associated costs (including performance of compensation research, consultation and analysis experts) actually incurred by you in connection with the negotiation of this Agreement, up to a maximum amount of $125,000, upon your providing Tyson with reasonable evidence of the amounts so incurred by you; and
vi.    Tyson will reimburse you (and gross-up such reimbursements to cover) any and all income tax liability (including interest and penalties) imposed upon you in connection with the availability or receipt of the services, perquisites and benefits set forth in this Section 2(i) and for and after taking into account any reimbursements received by you under this Section 2(i)(vi) all in an amount sufficient so that such services, perquisites, benefits and reimbursements will be received and provided to you without reduction for taxes (i.e., on an after tax basis).
3.    Termination. Upon any termination of your employment for any reason, you shall immediately resign, be deemed to resign, or be removed, as applicable, from all positions of employment with Tyson. If you remain a duly elected member of the Board, you shall retain that position until such time as you are properly removed or not re-elected or otherwise at your sole election resign from such position. The date upon which your employment terminates and the Period of Employment ends will be your “Termination Date” for all purposes of this Agreement. Your employment may be terminated under this Agreement in the following events:
a.    Death. Your employment hereunder will terminate upon your death.
b.    Disability. Your employment hereunder will terminate upon your “Disability”. For purposes of this Agreement, Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson for its other comparable or senior executive officers. If no long-term disability plan or policy was ever maintained on behalf of you or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended from time to time. Notwithstanding the foregoing, if you or your guardian or your other legal representatives or your health care proxy(ies) or agent(s) assert that you have suffered and continue to suffer a physical, medical, mental, psychological, or other condition which (i) is determined and/or verified to exist by written letter or other diagnosis issued by your primary or any other attending physician, psychiatrist or psychologist, (ii) is anticipated or expected to last perpetually or for a duration which is unknown, undeterminable or otherwise reasonably expected to exceed twelve (12) months, (iii) either reasonably prevents or materially inhibits your continued performance of your employment duties for Tyson or would be exacerbated or pose further risk to your physical and/or mental condition by reason of any such continued performance (a “Disabling Condition”), then the Board shall give due and good faith consideration to the existence and effect upon you of such condition with all parties undertaking to agree in good faith that such Disabling Condition constitutes a “Disability” permitting a termination of your employment for all purposes of this Agreement. In the event of a dispute, the determination of a Disabling Condition and Disability will be made by the Committee (as defined in the Stock Incentive Plan) which determination will be supported by advice of an independent physician who is (X) mutually agreed by the parties, (Y) permitted the opportunity to review the full circumstances, and (Z) licensed and competent in the area to which such Disabling Condition and Disability relates.

Exhibit 10.4
c.    Termination by You for Good Reason. Upon the occurrence of a “Good Reason” event, you may terminate your employment pursuant to this Agreement by providing a notice of termination for Good Reason to Tyson within no more than sixty (60) days of the occurrence of such Good Reason event (or if later, within sixty (60) days of your becoming aware of the occurrence of such Good reason event) and providing Tyson thirty (30) days following its receipt of such notice to cure the Good Reason event; provided that you shall not be required to provide Tyson with ability to cure either its second or any subsequent commission of any Good Reason event which is similar to its prior commission of a Good Reason event within the prior twelve (12) months or its third or subsequent commission of any Good Reason event, whether or not similar to its prior commission of any other Good Reason event, within any period of twelve (12) consecutive months but rather, you may terminate your employment with Tyson and this Agreement upon providing Tyson with thirty (30) days’ written notice of such termination for any such repetitive Good Reason event hereunder, which notice period may be waived by Tyson. If Tyson is entitled to cure and cures the Good Reason event within such thirty (30) day period, if applicable, you may not terminate your employment for Good Reason, but you may voluntarily resign pursuant to Section 3(d) below. If Tyson is entitled to cure and fails to cure the Good Reason event within such thirty (30) day period, if applicable, your termination of employment will be effective under this Section 3(c) as of the date of the expiration of such thirty (30) day cure period; provided if Tyson is not entitled to receive such thirty (30) day cure period, your termination of employment will be effective under this Section 3(c) as of the date that is thirty (30) days from the date you provide Tyson with written notice of the occurrence of such Good Reason or such later date, if any, agreed between you and Tyson. For purposes of the Agreement, you will be treated as having terminated for “Good Reason” if you terminate employment after the occurrence of any one or more of the following: (i) your having been removed either from the position of Executive Chairman of the Board or your position as an executive officer of Tyson; (ii) your being required to report to anyone other than the entire Board; (iii) a reduction in your Base Salary, (iv) a reduction in your annual eligibility for a Target AIP Bonus under the Governing AIP Plan or your annual eligibility for a Target LTI Award under the Stock Incentive Plan, (v) a reduction in your eligibility under any other bonus or compensation plan (unless such reduction in eligibility for such other bonus or compensation plan is attributable to a change in the underlying plan benefits, which change applies uniformly and prospectively to all other comparable or senior executive officers of Tyson), resulting in a material diminution in the amount for which you are eligible under such other bonus or compensation plan; (vi) a material change in the geographic location at which you must perform your primary duties from Springdale, Arkansas; (vii) a material diminution in your duties, authority or responsibilities as described under this Agreement or an assignment to you of duties, authority or responsibilities inconsistent with the role of Executive Chairman at similarly situated companies without your prior written consent; or (viii) a material breach by Tyson of the material terms of this Agreement.
d.    Voluntary Termination by You without Good Reason. You may terminate your employment pursuant to this Agreement at any time by not less than thirty (30) days prior written notice to Tyson, which notice period may be waived by Tyson. Upon receipt of such notice, Tyson shall have the right, at its sole discretion, to accelerate your Termination Date at any time during said notice period. Your right and ability to terminate this Agreement and your employment with Tyson hereunder shall be in addition to, and not in lieu of or with prejudice against your ability to provide Tyson with your Non-Renewal Notice under Section 1(c)(i) of this Agreement and cause an Expiry Termination hereunder.
e.    Termination for Cause by Tyson. Tyson may, acting through the Board, terminate your employment hereunder for “Cause” at any time after providing a written notice of termination for Cause to you. For purposes of this Agreement, you shall be treated as having been terminated for Cause if and only if you are terminated as a result of the occurrence of one or more of the following events:

Exhibit 10.4
i.    any willful and wrongful conduct or omission by you that can reasonably be demonstrated to materially injure Tyson;
ii.    any act by you of either (A) intentional and knowing misrepresentation or (B) embezzlement, misappropriation or conversion of assets of Tyson;
iii.    you are (A) convicted of a felony, (B) confess to having committed a felony, (C) plead no contest to an accused felony charge resulting in a court ruling, sanction, or sentence consistent with your having committed such alleged felony, or (D) become the subject of criminal proceedings that provide a reasonable and verifiable basis for Tyson to objectively conclude in good faith that you have been engaged in a felony; or
iv.    your intentional or willful violation of any restrictive covenant provided for under Section 6 of this Agreement.
For purposes of this Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson and shall be considered “wrongful” only if done or omitted to be done in violation of an applicable law, rule, regulation or other governmental order or mandate. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof. A termination of your employment by reason of Cause described under any of subsections (i), (ii), (iii)(D) or (iv) above shall not be deemed to be for Cause unless each of the following conditions is satisfied: (X) Written notice is provided to you not less than thirty (30) days prior to the Termination Date setting forth Tyson’s intention to terminate you for Cause, including a statement of the intended Termination Date and a detailed description of the specific facts that Tyson believes to constitute Cause; (Y) You are offered an opportunity to both respond and provide reasonable explanation to such statement by appearing in person, together with legal counsel, before the Board and take action(s) to cure, on a prospective basis and to the reasonable satisfaction of the Board, the underlying Cause specified in such statement in each case prior to the Termination Date; and (Z) By the affirmative vote of a majority of all the independent members of the Board, the Board determines that the specified actions constituted Cause and your employment should accordingly be terminated for Cause.
By determination of the Board, Tyson may suspend you from your duties with full pay and benefits hereunder during the period of time in which the Board is making a determination as to whether to terminate you for Cause.
f.    Termination by Tyson without Cause. Tyson, acting through its Board, may terminate your employment hereunder without Cause at any time upon providing you with not less than thirty (30) days advance written notice of such termination hereunder, provided, however that Tyson reserves the right to immediately suspend your employment, with pay, at any point during such 30-day notice period. Upon receipt of such notice, you shall have the right, at your sole discretion, to accelerate your Termination Date to any earlier date within said 30-day notice period; provided that your acceleration of any such Termination Date shall not convert or re-classify or cause the resulting termination of your employment to be other than a termination of your employment by Tyson without Cause under and/or for all purposes of this Agreement or otherwise. In addition, Tyson’s right and ability to terminate this Agreement and your employment with Tyson hereunder shall be in addition to, and not in lieu of or with prejudice against Tyson’s ability to provide you with its Non-Renewal Notice under Section 1(c)(i) of this Agreement and cause an Expiry Termination hereunder.

Exhibit 10.4
g.    Expiry Termination. Either you or Tyson, acting through its Board, may terminate this Agreement and your employment with Tyson hereunder upon providing the other with a Non-Renewal Notice under Section 1(c)(i) of this Agreement so as to cause an Expiry Termination to occur and the end of the then current Initial Term or Extension Term, as applicable hereunder.
4.    Compensation Following Termination of Employment. In the event that your employment hereunder is terminated for a reason set forth in Section 3 above, the compensation and benefits described in Section 2 above shall cease as of the applicable Termination Date, and Tyson shall have no further obligations under this Agreement except as provided in this Section 4.
a.    Termination by Tyson for Cause or by Your Voluntary Resignation Without Good Reason. In the event that your employment is terminated by Tyson for Cause or by your voluntary resignation without Good Reason (but exclusive of an Expiry Termination), Tyson shall pay the following amounts to you:
i.    Any accrued but unpaid Base Salary for services rendered prior to the Termination Date, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the Termination Date (collectively “Accrued Payments”);
ii.    Other than upon a termination of your employment by Tyson for Cause, both (a) any earned but unpaid AIP Bonus(es) and vested and earned but unpaid LTI Award(s) for or attributable to any previously completed Bonus Year(s) but for which payments thereof remain owed and/or outstanding as of the applicable Termination Date (collectively the “Earned and Unpaid Payments”) and (b) a pro-rated portion (based on the number of days you remained employed), of your earned AIP Bonus and your vested and earned LTI Award for or attributable to the year in which your applicable Termination Date occurs (collectively the “Pro-Rated Incentive Amounts” and together with the Earned and Unpaid Payments collectively (“Accrued Incentive Amounts”); and
iii.    Any benefits accrued through the Termination Date to which you may be entitled pursuant to the plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (collectively “Plan Benefits” and together with the Accrued Payments and, if applicable, the Accrued Incentive Amounts, collectively the “Accrued Compensation”).
b.    Termination Due to Death or Disability. In the event that your employment is terminated by reason of your death or Disability, Tyson shall pay you, your estate or your legal representative, as applicable, and shall provide you and your beneficiaries, as applicable, the following amounts and benefits:
i.    All of (a) the Accrued Payments, (b) the Earned and Unpaid Payments, (c) the Plan Benefits, (d) the entire AIP Bonus (if and as achieved) for or attributable to the Bonus Year in which your death or Disability occurs (as if your employment had continued through the entirety of such Bonus Year in which your death and Disability occurs), and (e) your vested and earned LTI Award(s) for or attributable to (and giving effect to all cycles and vesting occurring through and including) all preceding Bonus Years and the entire Bonus Year in which your Death or Disability occurs (all as if your employment had continued through the entirety of such Bonus Year in which your death or Disability occurs);

Exhibit 10.4
ii.    Tyson shall provide you and each of your spouse and eligible dependents, if any, with health care coverage (“Post Termination Health Care Coverage”). Tyson may choose to provide the Post Termination Health Care Coverage through either of the following programs: (A) healthcare, hospitalization, medical, long term care, vision, dental, and other similar insurance coverage or benefits under the Tyson Healthcare Continuation Plan or any successor or additional plan maintained by Tyson and at such coverage levels and upon such terms and conditions as shall otherwise be made available to any of the most senior executive officers of Tyson (including, without limitation, the provision of such coverage at a monthly cost to you, your spouse, and your eligible dependents, as applicable, that is equal to the monthly premium cost paid by other similarly situated participants); or (B) a Medicare supplemental policy (including, without limitation, a pharmaceutical supplement) at no cost to you, your spouse and other eligible dependents, as applicable. In addition, you and your spouse will continue to participate in Tyson’s Executive Rewards Allowance program. The Post Termination Health Care Coverage will provide you, your spouse, and your eligible dependents with coverage that is substantially similar to the healthcare, hospitalization, medical, long-term care, vision, dental and other similar insurance coverage/benefits which you and your spouse received or were eligible to receive under this Agreement. This coverage will be provided until such time as you and your spouse are deceased and in the case of your eligible dependents, until their eligibility has ceased; and
iii.    Upon written notice given to Tyson by you and your legal representative, as applicable, Tyson shall terminate and redeem all outstanding vested and unexercised options to purchase any Tyson stock held by you in exchange for a lump sum payment equal to the aggregate difference between (Y) the fair market value of the stock represented by such options as determined as of the close of Tyson’s business on the date of the occurrence of the event giving rise to the application hereof less (Z) the strike price for such stock under the applicable options (the “Option Cash Out”), less any required tax withholdings.
c.    Termination by Tyson Without Cause, Termination by You for Good Reason, or Expiry Termination. In the event that your employment is terminated by Tyson without Cause, terminated by you for Good Reason, or terminated by reason of an Expiry Termination (whether such Expiry Termination results from your providing Tyson or Tyson providing you with a Non-Renewal Notice under Section 1(c)(i) of this Agreement), Tyson shall pay the following amounts to you:
i.    The Accrued Compensation;
ii.    Post Termination Health Care Coverage; and
iii.    Subject to your execution and non-revocation of the Release, Tyson will provide or pay the following:
1.    An amount (in cash) equal to the greater of:
a.    the sum of (X) 24 months of your then-current annual Base Salary, plus (Y) two (2) times your then-current Target AIP Bonus, and plus (Z) two (2) times your then-current Target LTI Award, or
b.    the sum of (Y) your then-current Base Salary for the remainder of the Initial Term or Extension Term (as applicable, the “Unexpired Term”) and (Z) both your unearned or ungranted (as applicable) Target AIP Bonus and Target LTI Award for each Bonus Year that will conclude within the Unexpired Term;

Exhibit 10.4
c.    which greater amount will be paid in a lump sum within sixty (60) days after such termination.
2.    You will become fully vested in any of your unvested long-term incentive awards other than those granted in the Bonus Year during which your Termination Date occurs, including without limit any LTI Award(s), granted to you prior to or following the Effective Date that remain outstanding and/or unpaid on the Termination Date, notwithstanding any contrary vesting provisions or similar conditions of the respective and governing award agreement(s) or the Stock Incentive Plan, with (Y) any RSUs granted under any such outstanding LTI Award vesting immediately upon the Termination Date and being paid to you in full and in cash (if granted following the Effective Date) or in cash and shares of Class A common stock of Tyson, as applicable and required in accordance with the Stock Incentive Plan (if granted prior to the Effective Date) as soon as administratively practicable (but in no event later than sixty (60) days) following the Termination Date, and (Z) any PSUs granted under any such outstanding LTI Award vesting based on actual performance of Tyson for the applicable performance period covered thereby and being paid to you in full and in cash as soon as administratively practicable (but in no event later than sixty (60) days) following the date upon which the performance of such PSUs has been measured.
3.    You will become fully vested in any of your unvested and outstanding stock options granted prior to the Termination Date, notwithstanding any contrary vesting provisions of the respective stock option award agreement(s), and then be eligible to receive the Option Cash Out for all vested (including by reason of acceleration hereunder) and unexercised stock options held by you on the (and upon giving effect to the acceleration hereunder) Termination Date.
d.    Release. For purposes of this Agreement, “Release” means that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you and Tyson mutually agree to irrevocably and unconditionally release and forever discharge one another (including your and Tyson’s respective subsidiaries, affiliates, heirs, successors, assigns, representatives and related parties) from any and all claims and causes of action pertaining to your employment relationship with Tyson or the termination thereof which either you or Tyson at the time of the execution of such Release had or may have had against the other (excluding any claim you may have for indemnity under this Agreement, or any by-laws or other governing document of Tyson or any liability insurance policy maintained by Tyson, any claim you may have under state workers’ compensation or unemployment laws or any claim, right, entitlement, benefit or payment which either you or Tyson is obligated to provide or entitled to receive under the terms of this Agreement). The Release will be provided to you as soon as practical but in no event later than thirty (30) days after your Termination Date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law. The Release must be signed within forty-five (45) days of its presentation to you and in all events within sixty (60) days after your Termination Date. The Release shall not become effective until seven (7) days after it is executed. Tyson maintains a form of Release, which it may change from time to time as it deems appropriate. The latest version of the Release as then customarily used by Tyson at any time during the Period of Employment shall be available for your review upon request. Subject to Section 8 below or any other express and contrary provisions of this Agreement, any payments subject to a Release shall be made not later than three (3) business days after the date the Release becomes effective.

Exhibit 10.4
5.    Acceleration of Stock Grants on Change in Control. Upon the occurrence of a Change in Control (defined below) the stock awards that have been granted to you pursuant to award agreements from Tyson under Section 2, or which have otherwise been previously granted to you under an award agreement from Tyson, and which awards remain outstanding at the time of the Change in Control, will be treated in accordance with the applicable award agreements. For purposes of this Agreement, the term “Change in Control” shall have the same meaning as set forth in the Stock Incentive Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson, or if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity. Notwithstanding the foregoing, this Section 5 shall not affect the time or form of payment under an applicable award agreement, and all awards shall be paid at the time, and in the form, provided under the terms of such award agreement. The Committee (as defined in the Stock Incentive Plan) shall have the sole discretion to interpret the foregoing provisions of this paragraph. Notwithstanding the foregoing, the provisions of this Section 5 shall not be in denigration to or otherwise limit or prejudice your rights under this Agreement with respect to any termination of this Agreement and/or your employment with Tyson occurring prior to, on, after or otherwise in connection with any Change in Control.
6.    Restrictive Covenants and Other Restrictions. Tyson operates in a highly sensitive and competitive commercial environment. As part of your employment with Tyson, you have had and will be exposed to highly confidential and sensitive information regarding the business operations of Tyson, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, lessor, regulatory and employee relationships. It is critical that Tyson take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for Tyson’s agreement to enter into this Agreement, including providing the One-Time Incentive Award set forth herein, you agree to be bound by the following restrictive covenants:

Exhibit 10.4
a.    Confidential Information. You acknowledge that during the course of your employment with Tyson, you will be provided, learn, develop and have access to Tyson’s trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to Tyson’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Tyson; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by Tyson at considerable effort and expense. Without limiting the foregoing, you acknowledge and agree that you will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by Tyson which are not generally known to the public or within the community in which Tyson competes, and any and all such information shall be treated as Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or becomes either (i) publicly available other than as a result of your violation of this Agreement or (ii) available to you on a non-confidential basis from a source, other than Tyson, which source is not reasonably known to you to owe a duty of confidentiality to Tyson or (iii) independently developed by you outside of the scope and performance of your employment duties and without incorporation of any other Confidential Information.

Exhibit 10.4
During the Period of Employment or at any time thereafter, unless otherwise specifically authorized in writing by Tyson, you hereby covenant and agree: (A) to hold Confidential Information in the strictest confidence; (B) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by Tyson; (C) to use such Confidential Information only within the scope of your employment with Tyson for the benefit of Tyson; and (D) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of Tyson in the Confidential Information. You agree to immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware. The confidentiality obligations herein shall not prohibit you from revealing either evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law, rule, regulation, public reporting requirements or other governmental investigation or mandate, including the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation (including the right to retain any monetary award in respect of such reporting); however, to the extent legally permissible you shall promptly inform Tyson of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information until Tyson has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order. You may also (1) disclose Confidential Information to your personal attorneys and accountants, but only as necessary to their provision of professional services to you and (2) disclose or use the Confidential Information to the extent reasonably necessary for you to prosecute or enforce your rights or defend yourself against any claim or allegation related to or dependent upon the Confidential Information so used or disclosed by you. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Tyson that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by Tyson for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except under court order.
b.    Creative Works. “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by you, either alone or with others, in whole or in part, on or off Tyson’s premises, (i) during your employment with Tyson, (ii) with the use of the time, materials, or facilities of Tyson, (iii) relating to any product, service, or activity of Tyson of which you have knowledge, and (iv) suggested by or resulting from any work performed by you for Tyson. Creative Works do not include inventions or other works developed by you entirely on your own time without using Tyson’s equipment, supplies, facilities, or trade secret information except for those inventions or works developed during your employment with Tyson that either: (A) relate at the time of conception or reduction to practice of the invention to Tyson’s business, or actual or demonstrably anticipated research or development of Tyson; or (B) result from any work performed by you for Tyson. If you are or become a resident of any state during your employment that has enacted laws relating to ownership of works created without use of or reference to Tyson materials, facilities, and/or intellectual property and do not relate to Tyson’s business, this Section shall be limited solely to the extent provided by the applicable laws of such states.

Exhibit 10.4
To the extent any rights in the Creative Works are not already owned by Tyson, you irrevocably assign and transfer to Tyson all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that Tyson will be the sole and exclusive owner of all right, title, and interest in the Creative Works. Tyson will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. You agree not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works or Confidential Information; provided, that you make no representation or warranty to Tyson regarding such Creative Works or Confidential Information or Tyson’s use or exploitation thereof.
Both during and after your employment, you agree to execute any documents necessary to effectuate the assignment to Tyson of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by Tyson for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. You further agree that you will not be entitled to any compensation in addition to the salary paid to you during the development of the Creative Works. In the event Tyson is unable for any reason to secure your signature to any document Tyson reasonably requests you to execute under this Section 6, you hereby irrevocably designate and appoint Tyson and its authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you to execute such document with the same legal force and effect as if executed by you.
c.    No Restrictions on Employment. You are continuing to be employed by Tyson with the understanding that (i) you are free to enter into employment or continued employment with Tyson, (ii) your employment with Tyson will not violate any agreement you may have with a third party (e.g., existing employment, non-compete, intellectual property ownership, and/or non-disclosure agreements), and (iii) only Tyson is entitled to the benefit of your work performed for or on behalf of Tyson hereunder. If you have any agreements with a prior employer, you are required to provide such agreements to Tyson prior to executing this Agreement. Tyson has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. You should be careful not to disclose to Tyson any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that Tyson has no right to use.

Exhibit 10.4
d.    Removal and Return of Tyson Property. All written materials, records, data, and other documents prepared or possessed by you during and in the course of your employment with Tyson are Tyson’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Tyson’s property. You agree not to remove any property of Tyson, including, but not limited to, any Confidential Information or Creative Works, from Tyson’s premises, except as authorized under Tyson’s policies or with the prior written approval of Tyson’s General Counsel or Chief Human Resources Officer. Unless specifically authorized by Tyson in writing, you may not place Tyson Confidential Information or Creative Works on Removable Media, as defined below. On Tyson’s request, or the termination of your employment for any reason, you will immediately return to Tyson all Tyson property, including all Confidential Information and Creative Works and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of Tyson in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. You will permit Tyson to inspect any property provided by Tyson to you or developed by you as a result of or in connection with your employment with Tyson when you accept other employment or otherwise separate from your employment, regardless of where the property is located. For purposes of this Section, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.
e.    Non-Competition. You acknowledge that Tyson performs services throughout the United States and that your duties and services impact Tyson’s performance of services throughout the United States. Accordingly, you acknowledge the need for certain restrictions contained in this Agreement to be without limitation as to location or geography within the United States. You agree that during your continuing employment with Tyson and until the later of (i) the 24-month anniversary of your Termination Date and (ii) September 30, 2031 (the “Restricted Period”), you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or a consultant to any person, company or entity (i) which is in competition with Tyson, (ii) with which entity you would hold a position with responsibilities similar to any position you held with Tyson during the 24 months preceding your Termination Date or (iii) to which entity you would utilize or disclose confidential methodologies, techniques, customer lists or information of Tyson. You agree that during the Restricted Period you will not directly or indirectly, on behalf of you or any other person, company or entity, participate in the planning, research or development of any strategies or methodologies, similar to strategies or methodologies, utilized or developed by Tyson, excluding general industry knowledge, for which you had access to, utilized or developed during the 24 months preceding your Termination Date. You agree that nothing in this Section shall limit your confidentiality obligations in this Agreement. Further, you understand and agree that during the Restricted Period, while you may gather information and otherwise undertake to investigate other employment opportunities, you shall not compete, solicit or take on activities which are in violation of this Agreement.

Exhibit 10.4
f.    Non-Solicitation. You agree that during your employment with Tyson and for a period of 24 months thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Tyson, or any person who was an employee or independent contractor of Tyson during the six (6) months preceding the Termination Date, who possesses or had access to Confidential Information of Tyson, to leave the employ of or terminate a relationship with Tyson; (ii) interfere with the performance by any such persons of their duties for Tyson; (iii) communicate with any such persons for the purposes described in the paragraph above; or (iv) solicit, encourage or attempt to persuade any customer or vendor of Tyson during the six (6) months preceding your Termination Date to terminate or modify its relationship with Tyson.
g.    Non-Disparagement. Each of you and Tyson agrees to not, at any time, engage in, or permit your or its directors, officers, employees, agents or representatives to engage in, any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the other, or in the case of Tyson, any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). In addition, neither you nor Tyson shall direct, arrange or encourage any other third party or person to make any such derogatory or disparaging statement on your or its respective behalf. Nothing in this Section, however, shall prevent you or Tyson or its directors, officers, employees, agents or representatives from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum.
h.    Effect of Breach. You acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, pursuant to the terms of certain benefit plans and programs, your accrued benefits thereunder may be discontinued or forfeited, in addition to any other rights and remedies Tyson may have at law or in equity. You acknowledge that irreparable damage would result to Tyson if the provisions of Section 6 of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between Tyson and you, Tyson shall be entitled to seek injunctive relief in the event of any failure to comply with the provisions of Section 6 of this Agreement.
i.    Clawback Policies. In addition to subsection (h) above, except to the extent impermissible under applicable law, any amounts payable under Sections 2(c) and 2(d) of this Agreement are subject to any policy, whether in existence as of the Effective Date or later adopted, established by Tyson and adopted by the CLDC that provides for the clawback or recovery of any net after-tax amounts that were paid to you under circumstances requiring clawback or recovery as set forth in such policy. Tyson will make any determinations for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation. Further, notwithstanding any other provisions of this Agreement, if within six (6) months of the termination of your employment, Tyson becomes aware of verifiable facts, notifies you of such facts, and completes those proceedings (including providing you the right to be heard by the Board to contest and cure any such facts and/or asserted Cause) and required Board determinations that would have allowed Tyson to terminate your employment for such Cause (in conformity with Section 3 of this Agreement), then, to the extent permitted by law:
i.    Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and
ii.    you will refund to Tyson any amounts in excess of your Accrued Compensation paid to you under Section 4 of this Agreement.

Exhibit 10.4
iii.    Any Release previously executed and delivered by you to Tyson shall be and shall be deemed null and void ab initio.
7.    General.
a.    Enforcement and Severability. You specifically acknowledge and agree that the purpose of the restrictions contained in Section 6 of this Agreement is to protect Tyson from unfair competition, including improper use of the Confidential Information by you, and that the restrictions and covenants contained herein are reasonable with respect to scope, geography, and duration of application. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to Tyson, and that you have sufficient assets and skills to provide a livelihood while such covenants remain in force. In the case of any action involving the interpretation or enforceability of any of the covenants set forth in Section 6 of this Agreement, the losing party shall reimburse the prevailing party for all costs (including attorneys’ fees) incurred by such prevailing party in connection with any such action. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then as modified, enforce the terms. Each covenant and restriction contained in this Agreement is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason to be invalid, unenforceable and incapable of corrective modification, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction.
b.    Notices. All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or by facsimile transmission or sent by express, registered or certified mail, postage prepaid addressed, if to you, at the most recent address on record in Tyson’s human resources information system, (with a copy to your legal representative, Duane D. Sitar, c/o Greenberg Traurig, LLP, Terminus 200, 3333 Piedmont Road, N.E., Suite 2500, Atlanta, Georgia 30305 which copy shall not constitute notice to you hereunder), and if to Tyson, at its headquarters:
Tyson Foods, Inc.
Attn: Chief Human Resources Officer
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
c.    Modification/Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any agreement or policy specifically referenced herein. This Agreement cannot be modified except by a writing signed by both parties.

Exhibit 10.4
d.    Assignment. This Agreement shall be binding upon you, your heirs, executors and personal representatives and upon Tyson, its successors and assigns. You acknowledge that the services to be rendered by you are unique and personal. Except by your will, or by operation of the laws of intestate succession, you may not assign, transfer or pledge your rights or delegate your duties or obligations under this Agreement, in whole or in part, without first obtaining the written consent of the Tyson’s General Counsel or Chief Human Resources Officer. This Agreement may not be assigned by Tyson without your consent; provided that Tyson may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of Tyson provided that no such permitted assignment by Tyson shall relieve Tyson from any direct continuing and primary liability or responsibility owed to you from or in connection with any such assignee’s breach, default or violation of this Agreement.
e.    Applicable Law. You acknowledge that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Arkansas and consent to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Arkansas, without giving effect to the conflicts of laws provisions thereof.
f.    Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between Tyson and you, whether such disputes arise from this Agreement or otherwise. In addition, you expressly waive any right that you may have to sue or be sued in the county of your residence and consent to venue in Washington County, Arkansas.
g.    Funding. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of Tyson, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatever in or to any investments which Tyson may make to aid Tyson in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Tyson hereunder, such right shall be no greater than the right of an unsecured creditor of Tyson.
h.    Indemnification. In addition to all other rights of indemnification to which you are entitled under any constituent or governing documents of Tyson or any policy of insurance maintained by Tyson for the benefit of its shareholders, officers, directors, employees, agents, contractors or other representatives, you will continue to be indemnified by Tyson pursuant to each of (i) that certain Indemnity Agreement between you and Tyson dated May 9, 1997 and (ii) that certain Indemnity Agreement between you and Tyson dated September 28, 2007. You will additionally receive all rights of indemnification and related benefits consistent with and on terms no less favorable than those extended by Tyson to any other former, then current, or future officer, director or fiduciary of Tyson including without limit, coverage under any errors and omissions, directors and officers or other liability insurance coverage maintained by Tyson.
i.    Enforcement. If either you or Tyson violates any of the terms of this Agreement, such violating party will indemnify the other for the expenses, including but not limited to reasonable attorneys’ fees, incurred by the other in enforcing this Agreement.
8.    Special Tax Considerations.
a.    Tax Withholding. Tyson shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payments in cash and/or other property made by or on behalf of Tyson to or for your benefit under this Agreement or otherwise.

Exhibit 10.4
b.    Excise Tax. Notwithstanding the foregoing, if the total payments to be paid to you under this Agreement, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson. In the case of a reduction in the total payments subject to this Section 8(b), such payments will be reduced in the following order: (i) payments and benefits due in or in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced first and if necessary, to zero, with any such amounts that are payable last being reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) and if such equity payments are to be made at the same time with cash payments, reduced before cash payments); (ii) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next, with amounts that are payable last reduced first; (iii) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced (and if such equity payments are to be made at the same time as cash payments, reduced before such cash payments); (iv) all other non-cash benefits not otherwise described in clauses (i) or (iii) will be next reduced net on a pro-rata basis; and finally (v) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will be reduced. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Code Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Code Section 409A as deferred compensation.
c.    Separation from Service. In the event that the termination of your employment does not constitute a “separation from service” as defined in Code Section 409A, including all regulations and other guidance issued pursuant thereto, your rights to the payments and benefits described in Section 4 will vest upon the Termination Date, but only if and to the extent required to avoid a violation of Code Section 409A, no payment to you that is subject to Code Section 409A will be paid until you incur a separation from service (or until six (6) months after such date if you are a “specified employee” pursuant to subsection (d) of this Section), and any amounts subject to Code Section 409A that would otherwise have been paid before such date will be paid instead as soon as practicable after such date.
d.    Six-Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Code Section 409A as of your Termination Date, then, to the extent any payment under this Agreement or any Tyson plan or policy constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A, including those specified in subsection (f) of this Section) and to the extent required by Code Section 409A, no payments due under this Agreement or any Tyson plan or policy may be made until the earlier of: (i) the first (1st) day following the six (6) month anniversary of your Termination Date and (ii) your date of death; provided, however, that any payments delayed during the six (6) month period will be paid in the aggregate as soon as reasonably practicable following the six (6) month anniversary of your Termination Date.

Exhibit 10.4
e.    Expense Reimbursement and In-Kind Benefits. Any reimbursements by Tyson to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of your taxable year following the year in which the expense was incurred. The amount of any such Taxable Reimbursements, and the value of any in-kind benefits to be provided to you in any of your particular taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any of your other taxable years. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
f.    In no event will an expense be reimbursed after December 31 of the calendar year following the calendar year in which the expense was incurred. You are not permitted to receive a payment or other benefit in lieu of reimbursement under Section 2(f).
g.    Application of Exemptions. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement will be considered a “separate payment.” In addition, for purposes of Code Section 409A, each such payment will be deemed exempt from Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1 (b)(4), and (ii) with respect to any additional amounts paid no later than the second (2nd) calendar year following the calendar year containing your Termination Date, the “involuntary separation” pay exemption of Treasury Regulation § 1.409A-l (b)(9)(iii), which are hereby incorporated by reference.
h.    Effect of Release. Any amounts that are not exempt from Code Section 409A under paragraph (f) above, and which are paid subject to your execution of a Release that provides for a consideration period and revocation period that crosses two calendar years, shall be paid on the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed.
i.    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement will be interpreted and administered in such a manner that the payments to you are either exempt from, or comply with, the requirements of Code Section 409A.
SIGNATURE PAGE FOLLOWS

Exhibit 10.4
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.
/s/ John H. Tyson
JOHN H. TYSON
June 17th, 2026

Tyson Foods, Inc.
By /s/ Les. R. Baledge
Les R. Baledge
Chair, Compensation & Leadership Development Committee
Board of Directors
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